UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

                                 (Rule 14c-101)

                            SCHEDULE 14C INFORMATION

             INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

|X| Preliminary information statement

|_| Confidential, For Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))

|_| Definitive information statement

                            JB OXFORD HOLDINGS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which reverse stock split applies:

(2) Aggregate number of securities to which reverse stock split applies:

(3) Per unit price or other underlying value of reverse stock split computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of reverse stock split:

(5) Total fee paid: $_____________

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                                  [LETTERHEAD]
                            JB OXFORD HOLDINGS, INC.

                                  July __, 2005

Dear Shareholder:

      You are cordially invited to attend a special meeting of the shareholders of JB Oxford Holdings, Inc., to be held at _________ A.M. local time on ______________, ___________ __, 2005, at our headquarters, 15165 Ventura
Boulevard, Suite 330, Sherman Oaks, California 91403.

      As more fully described in the attached notice of special meeting and the accompanying Information Statement, the business to be addressed at the special meeting is consideration of a proposal to approve and adopt Articles of Amendment to our Articles of Incorporation providing for a one-for-100 reverse stock split of our common stock, and a cash payment in lieu of the issuance of any resulting fractional shares of common stock.

      On behalf of the directors and management, we would like to thank you for your continued support and confidence and look forward to seeing you at the special meeting.

                                       Sincerely,

                                       C.L. JARRATT
                                       Chairman of the Board
                                       and Chief Executive Officer

July __, 2005

                                  [LETTERHEAD]
                            JB OXFORD HOLDINGS, INC.


                   NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON ________________ __, 2005


TO THE SHAREHOLDERS OF JB OXFORD HOLDINGS, INC.:

      A special meeting of the shareholders of JB Oxford Holdings, Inc., will be held at _________ A.M. local time on ______________, ___________ __, 2005, at our headquarters, 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403, for the following purposes:

1. To consider a proposal to approve and adopt Articles of Amendment to our Articles of Incorporation providing for a one-for-100 reverse stock split of our common stock, and a cash payment in lieu of the issuance of any resulting fractional shares of common stock; and

2. To transact any other business that may properly come before the special meeting or any adjournment thereof.

      These items of business are more fully described in the Information Statement accompanying this notice.

      Only shareholders of record at the close of business on __________ __, 2005 are entitled to notice of and to vote at the special meeting or any adjournment thereof.

                                       By Order of the Board of Directors,


                                       BARRY S. FISCHER
                                       Secretary

                                  [LETTERHEAD]
                            JB OXFORD HOLDINGS, INC.

                              INFORMATION STATEMENT

      This Information Statement is furnished by our board of directors in connection with the special meeting of shareholders of JB Oxford Holdings, Inc., a Utah corporation, to be held at ___:00 A.M. local time on ___________, ___________ __, 2005, at our headquarters, 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403. As more fully described below, the principal business to be addressed at the special meeting is to consider a proposal to approve and adopt Articles of Amendment to our Articles of Incorporation providing for a one-for-100 reverse stock split of our common stock, and a cash payment in lieu of the issuance of any resulting fractional shares of common stock.

      This Information Statement and the notice of special meeting are being sent to shareholders beginning on or about _____________ __, 2005, to the record holders of our common stock as of close of business on ___________, 2005. We are paying the expenses of furnishing this Information Statement, including the cost of preparing, assembling and mailing this Information Statement.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY FOR THE SPECIAL MEETING.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS
                                                                                                 PAGE
SUMMARY TERM SHEET                                                                                3
QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT                                               7
A WARNING ABOUT FORWARD-LOOKING STATEMENTS AND RISK FACTORS                                       9
THE SPECIAL MEETING                                                                               9
Record Date; Shares Entitled To Vote                                                              9
Quorum; Vote Required To Approve The Reverse Stock Split                                         10
Other Business                                                                                   10
How To Vote                                                                                      10
THE REVERSE STOCK SPLIT                                                                          10
General                                                                                          10
Special Factors                                                                                  11
       Purpose And Reasons For The Reverse Stock Split                                           11
       Background Of The Transaction; Alternatives Considered; Fairness of the Transaction       13
       Fairness Opinion of Capitalink, L.C.                                                      14
       Substantive and Procedural Factors Considered by the Board of Directors as to
             the Fairness of the Reverse Stock Split Reasons for the Reverse Stock Split         19
       Effects of the Reverse Stock Split                                                        23
Effectiveness of the Reverse Stock Split                                                         26
Exchange Of Old Common Stock Certificates For New Certificates Or Cash                           26
Conduct Of Our Business After The Reverse Stock Split                                            27
Recommendation of the Board of Directors                                                         28
Certain Federal Income Tax Consequences                                                          28
Accounting Consequences                                                                          29
Rights of Dissenting Shareholders                                                                30
Right To Abandon The Reverse Stock Split                                                         31
ADDITIONAL INFORMATION                                                                           31
Market And Price Of Common Stock                                                                 31
Dividends                                                                                        32
Directors and Executive Officers                                                                 32
Beneficial Stock Ownership Of Certain Shareholders and Management                                34
Change of Control                                                                                35
Sales And Purchases Of Common Stock By Us And Our Affiliates                                     35
Past Contracts, Transactions, Negotiations And Agreements                                        35
Source And Amounts Of Funds and Expenses                                                         37
Financial Information                                                                            38
Provisions For Unaffiliated Shareholders                                                         40
Where You Can Find More Information                                                              40
OTHER MATTERS                                                                                    40
APPENDIX A -- Articles Of Amendment to Articles of Incorporation                                A-1
APPENDIX B -- Fairness Opinion of Capitalink, L.C., dated May 27, 2005                          B-1
APPENDIX C -- Notice of Dissenters' Rights.                                                     C-1
APPENDIX D -- Utah Revised Business Corporation Act Regarding Dissenters' Rights.               D-1

                               SUMMARY TERM SHEET

      The following summary briefly describes the proposed amendment of our Articles of Incorporation which will give effect to the reverse stock split. While this summary describes the material terms that you should consider when evaluating the reverse stock split, this Information Statement contains a more detailed description of the terms. We encourage you to read the entire Information Statement and the documents we have incorporated by reference. We have included section references to direct you to a more complete description of the topics described in this summary.

THE SPECIAL MEETING; VOTE REQUIRED

      At the special meeting, we will be seeking shareholder approval of an amendment to our Articles of Incorporation that will provide for a 1-for-100 reverse stock split, pursuant to which each holder of our common stock will receive one share of common stock for each 100 shares held immediately prior to the effective date of the reverse stock split, and a cash payment for any fractional share to which the shareholder would otherwise be entitled. The amendment of our Articles of Incorporation must be approved by the affirmative vote of a majority of the outstanding shares of our common stock. Our Chairman and Chief Executive Officer, Christopher L. Jarratt, directly and through Third Capital Partners, LLC, which is owned and controlled by him, owns 57.1% of the outstanding shares of our common stock. Mr. Jarratt has indicated that he intends to vote such shares in favor of the reverse stock split. Mr. Jarratt's vote at the meeting will be sufficient to approve the reverse stock split. See "The Special Meeting" beginning on page 1.

PURPOSE OF AND REASONS FOR THE REVERSE STOCK SPLIT

      The primary purpose of the reverse stock split is to reduce the number of record holders of our common stock to fewer than 300 so that we can "go private" and no longer be obligated to comply with the reporting and other requirements of the Securities Exchange Act of 1934. Our reasons for proposing the reverse stock split include:

      o the significant cost savings that we expect to realize as a result of the termination of the registration of our common stock under the Exchange Act;

      o the additional savings in terms of our management's and employees' time that will no longer be spent preparing the periodic reports required of publicly traded companies under the Exchange Act and managing shareholder relations and communications;

      o the fact that we have not realized many of the benefits associated with being a publicly-traded company, such as enhanced shareholder value and business credibility, due to the limited liquidity and low market price of our common stock; and

      o the reverse stock split will permit small shareholders (those holding less than 100 shares) to liquidate their investment in us and receive a premium over market prices prevailing at the time of the approval of the reverse stock split, without incurring brokerage commissions.

      See "The Reverse Stock Split - Special Factors - Purpose and Reasons for the Reverse Stock Split" beginning on page 11.

EFFECT OF THE REVERSE STOCK SPLIT

            As a result of the reverse stock split:

      o the number of record holders of our common stock will be reduced below 300, which will allow us to terminate the registration of our common stock under the Securities Exchange Act of 1934, which will mean that we will no longer be required to file reports with the SEC;

      o shareholders who have fewer than 100 shares of our common stock before the reverse stock split will receive cash in exchange for their shares of our common stock and will no longer be shareholders or have any ownership interest in us. The cash payment will be equal to $2.96 per share held prior to the effectiveness of the reverse stock split;

      o shareholders who have more than 100 shares of our common stock before the reverse stock split will receive one share of our common stock for each 100 shares owned immediately prior to the special meeting. All fractional shares resulting from the reverse stock split will be cancelled and each shareholder who otherwise would be entitled to receive a fractional share will have the right to receive a cash payment equal to $296.00 multiplied by the fraction that such fractional shares represents of a whole share (equal to $2.96 per share on a pre-split basis); and

      o our common stock will no longer qualify for listing on the Nasdaq Stock Market, and the liquidity of the stock will likely be reduced significantly.

      See "The Reverse Stock Split - Special Factors - Effects of the Reverse Stock Split" beginning on page 23.

CASH IN LIEU OF FRACTIONAL SHARES

      In lieu of issuing fractional shares resulting from the reverse stock split, we will make cash payments based on a price per share equal to $2.96 per share on a pre-split basis. As in other instances in which cash is paid to shareholders in lieu of fractional shares, we desire to pay fair value for fractional shares. Accordingly, in determining fair value, we retained Capitalink, L.C., a firm engaged in financial consulting, to conduct an analysis of our equity and to issue a fairness opinion as to the price to be paid in lieu of fractional shares. See "The Reverse Stock Split - Special Factors - Background Of The Transaction; Alternatives Considered; Fairness of the Transaction" beginning on page 13, and "The Reverse Stock Split - Special Factors - Fairness Opinion of Capitalink, L.C." beginning on page 14.

FAIRNESS OF THE REVERSE STOCK SPLIT

      Our board of directors has unanimously approved the reverse stock split. The board has determined that the reverse stock split and the price to be paid for the fractional shares resulting from the reverse stock split are substantively and procedurally fair to and in the best interest of us and our shareholders because:

      o we expect to realize significant cost savings as a result of the termination of the registration of our common stock under the Exchange Act;

      o we have not realized many of the benefits associated with being a publicly-traded company, such as enhanced shareholder value and business credibility, due to the limited liquidity and low market price of our common stock;

      o the reverse stock split will permit small shareholders (those holding less than 100 shares) to liquidate their investment in us and receive a premium to market prices prevailing at the time of the approval of the reverse stock split, without incurring brokerage commissions, or to remain a shareholder by purchasing additional shares if they so desire;

      o we have received the opinion of Capitalink, L.C., that the terms of the reverse stock split are fair to our shareholders from a financial point of view;

      o our board provided shareholders with dissenters' rights of appraisal with respect to fractional shares resulting from the reverse stock split; and

      o the fact that the reverse stock split will apply equally to all shareholders.

      See "The Reverse Stock Split - Special Factors - Background Of The Transaction; Alternatives Considered; Fairness of the Transaction" beginning on page 14, and "The Reverse Stock Split - Special Factors - Substantive and Procedural Factors Considered by the Board of Directors as to the Fairness of the Reverse Stock Split" beginning on page 19.

EFFECTIVENESS OF THE REVERSE STOCK SPLIT

      Upon the approval of the reverse stock split by our shareholders, we will promptly file the Articles of Amendment to our Articles of Incorporation with the Utah Secretary of State and thereby effect the reverse stock split. We anticipate that the reverse stock split will be effected within two business days after the date of the special meeting. Following the approval of the reverse stock split at the special meeting, transmittal materials will be sent to our shareholders that will describe how to turn in their old share certificates and receive any new share certificates and/or cash to which they are entitled as a result of the reverse stock split. See "The Reverse Stock Split - Exchange Of Old Common Stock Certificates For New Certificates Or Cash" on page 26.

      Our board of directors retains the right to abandon the reverse stock split, even if it is approved by our shareholders, if it determines prior to the effective time that the reverse stock split is not then in our best interest or the best interest of our shareholders. Among the circumstances that might cause our board of directors to abandon the reverse stock split is the development of a significant risk of the reverse stock split failing to achieve the overall goal of reducing the number of record holders to fewer than 300. See "The Reverse Stock Split - Right To Abandon The Reverse Stock Split" on page 31.

FINANCING FOR THE REVERSE STOCK SPLIT

      We estimate that approximately $450,000 will be required to pay for the fractional shares of common stock resulting from the reverse stock split, and that we will incur approximately $185,000 in expenses relating to the preparation and distribution of this Information Statement and the consummation of the reverse stock split, all of which we will pay from cash on hand. See "Additional Information - Source and Amounts of Funds and Expenses" on page 37.

DISSENTERS' RIGHTS

      Our board of directors has approved the exercise of dissenters rights by our shareholders with respect to any fractional shares resulting from the reverse stock split. These rights entitle a shareholder to "dissent" from the reverse stock split and, by strictly following the requirements fixed by law, receive "fair value" for any fractional share that will result from the reverse stock split, if it is consummated. While our board of directors believes that the price to be paid for fractional shares resulting from the reverse stock split represents fair value of the shares, for shareholders who exercise dissenters' rights, the fair value may ultimately be determined in a judicial proceeding, the result of which cannot be predicted with certainty. See "The Reverse Stock Split - Rights Of Dissenting Shareholders" beginning on page 30.

TAX INFORMATION

      The receipt of cash in exchange for fractional shares in connection with the reverse stock split will be a taxable transaction to you in the same way as if you sold your shares in the market for the same price as the price per share paid for fractional shares. See "The Reverse Stock Split - Certain Federal Income Tax Consequences" beginning on page 28.

SHARE REPURCHASE PROGRAM CONTEMPLATED

      The board of directors has approved the expenditure of up to $1.5 million to purchase additional shares of common stock after the effectiveness of the reverse stock split. Such repurchases may be effected by management on our behalf from time to time at market prices in the open market (including at ask prices if bid and ask prices for the stock are subsequently listed in the Pink Sheets), or in privately negotiated transactions, provided that any proposed repurchase at a price in excess of $2.96 on a pre-reverse stock split basis must be approved by the board in advance. The repurchase program is subject to change or termination by the board at any time. There can be no assurance that any shares will be repurchased under the repurchase program. See "The Reverse Stock Split - Special Factors - Conduct of Our Business After the Reverse Stock Split" beginning on page 27.

STOCK DIVIDEND CONTEMPLATED

      Our board of directors has indicated that, shortly after the effectiveness of the reverse stock split, it will declare a stock dividend of nine shares of common stock to be paid on each share of common stock outstanding after the effectiveness of the reverse stock split in order to reduce the value and price of each share of common stock to one-tenth of its value and price immediately after the effectiveness of the reverse stock split. We anticipate that the stock certificates for these additional shares will be sent to shareholders with their new stock certificates following our receipt of your old stock certificates and properly completed transmittal materials.

                         -----------------------------

               QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT

Q: WHAT IS THIS INFORMATION STATEMENT AND WHY AM I RECEIVING IT?

A: This Information Statement describes in detail the proposal to approve and adopt Articles of Amendment to our Articles of Incorporation providing for a one-for-100 reverse stock split of our common stock, and a cash payment in lieu of the issuance of any resulting fractional shares of common stock. Amendments of our Articles of Incorporation require shareholder approval under Utah law, which governs our corporate matters. Accordingly, the reverse stock split is being submitted to our shareholders for approval. You have been sent this Information Statement in connection with the special meeting pursuant to the rules of the SEC.

Q: WHAT IS A REVERSE STOCK SPLIT?

A: A reverse stock split is a mechanism that proportionately decreases the number of shares of stock held by each shareholder. In a reverse stock split, shareholders receive one share of stock for every two or more shares (in this case, for every 100 shares) owned. As a result, there are fewer shares outstanding and fewer shareholders.

Q: WHAT IS THE PURPOSE OF THE REVERSE STOCK SPLIT?

A: We expect that the reverse stock split will reduce the number of shareholders owning more than one whole share of our common stock to less than 300. This will allow us to terminate our registration and reporting requirements pursuant to
Section 12(g)(4) of the Securities Exchange Act of 1934.

Q: WHAT WILL HAPPEN WHEN THE SHAREHOLDERS APPROVE THE REVERSE STOCK SPLIT?

A: When the shareholders approve the reverse stock split, then shortly following the special meeting we will file Articles of Amendment to our Articles of Incorporation with the Secretary of State of the State of Utah and our shareholders will then be entitled to receive one share of our common stock for each 100 shares owned immediately prior to the special meeting. All fractional shares resulting from the reverse stock split will be cancelled and each shareholder who otherwise would be entitled to receive a fractional share will have the right to receive a cash payment equal to $296.00 multiplied by the fraction that such fractional shares represents of a whole share (equal to $2.96 per share on a pre-split basis). After the reverse stock split, if the number of our record shareholders is reduced to less than 300 we will file the necessary forms with the SEC to effect the deregistration of our common stock, and suspend our obligation to file periodic reports with the SEC. Also, quotations for our common stock will cease to be listed on the Nasdaq Stock Market, although we expect that some brokers will publish bid and ask prices in the Pink Sheets, a private quotation service published by Pink Sheets, LLC. Our board of directors has indicated that, shortly after the effectiveness of the reverse stock split, it will declare a stock dividend of nine shares of common stock to be paid on each share of common stock outstanding after the effectiveness of the reverse stock split in order to reduce the value and price of each share of common stock to one-tenth of its value and price immediately after the effectiveness of the reverse stock split.

Q: HOW WILL I RECEIVE MY NEW SHARES OR CASH FOLLOWING THE REVERSE STOCK SPLIT?

A: After the filing of the Articles of Amendment to our Articles of Incorporation with the Secretary of State of the State of Utah, we will send transmittal documents that explain how you should turn in your old share certificates in exchange for new shares and/or cash, as applicable. We will issue new shares to those entitled to receive such shares and pay you for any fractional share to which you otherwise would be entitled after you have surrendered your old share certificates.

Q: DO I HAVE DISSENTERS' RIGHTS?

A: Yes. Although shareholders are not entitled to exercise "dissenters' rights" under Utah law in connection an amendment to the Articles of Incorporation, including an amendment providing for a reverse stock split, our board of directors has approved the exercise of dissenters rights by our shareholders with respect to any fractional shares resulting from the reverse stock split for which they will receive a cash payment. These rights will entitle a shareholder to "dissent" from the reverse stock split and, by strictly following the requirements fixed by law, receive "fair value" for any fractional share resulting from the reverse stock split if the reverse stock split is consummated. While our board of directors believes that the price to be paid for fractional shares after the reverse stock split represents fair value of the shares, for shareholders who exercise dissenters' rights, the fair value may ultimately be determined in a judicial proceeding, the result of which cannot be predicted with certainty. Dissenter's rights, and the procedures that must be followed to assert them, are more fully explained under "Rights of Dissenting Shareholders" on page 30 of this Information Statement.

Q: HOW MANY VOTES ARE REQUIRED TO APPROVE THE REVERSE STOCK SPLIT?

A: Each share of common stock will entitle the holder to cast one vote. The affirmative vote of a majority of the shares of our common stock outstanding on the record date for the special meeting will be necessary for the approval of the proposed reverse stock split. Our Chairman and Chief Executive Officer, Christopher L. Jarratt, directly and through Third Capital Partners, LLC, which is owned and controlled by him, owns 57.1% of the outstanding shares of our common stock. Mr. Jarratt has indicated that he intends to vote such shares in favor of the reverse stock split. Mr. Jarratt's vote will be sufficient to approve the reverse stock split.

CAN I VOTE BY RETURNING A PROXY CARD?

A: No. We are not soliciting proxies from you in connection with the meeting and you are requested not to submit any proxy to us.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you want additional copies of this document, or if you want to ask any questions about the reverse stock split, you should contact Barry S. Fischer, our General Counsel and Corporate Secretary, 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403, telephone: (818) 907-6580.

               --------------------------------------------------

      This Information Statement provides you with detailed information about the proposed amendment to our Articles of Incorporation and related matters. We encourage you to read this entire document carefully.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS
                                AND RISK FACTORS

      We make forward-looking statements in this Information Statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of our operations or performance after the reverse stock split is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors are included in the discussion in our most recent Form 10-K Annual Report for the year ended December 31, 2004, and Form 10-Q for the quarter ended March 31, 2005, under the heading Management's Discussion and Analysis of Financial Condition and Results of Operations.

                               THE SPECIAL MEETING

RECORD DATE; SHARES ENTITLED TO VOTE

      Our board of directors has fixed the close of business on __________ __, 2005, as the date for the determination of shareholders entitled to vote at the special meeting. There were ___ record holders of our common stock and _______________ shares of our common stock outstanding, each entitled to one vote per share, as of the record date.

QUORUM; VOTE REQUIRED TO APPROVE THE REVERSE STOCK SPLIT

      The presence at the special meeting, in person or by proxy, of the holders of a majority of our outstanding shares of common stock on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. In the absence of a quorum, the special meeting may be postponed from time to time until shareholders holding the requisite number of shares of common stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of common stock, present in person or represented by proxy at the special meeting, is required to approve the reverse stock split. Broker non-votes will not be counted towards a quorum at the special meeting, and will count as votes against the reverse stock split. Abstentions will be counted towards a quorum at the special meeting, and also will count as votes cast against the reverse stock split. Each holder of record of shares of common stock is entitled to cast, for each share registered in the shareholder's name, one vote on the reverse stock split as well as on each other matter presented to a vote of shareholders at the special meeting.

      Our Chairman and Chief Executive Officer, Christopher L. Jarratt, directly and through Third Capital Partners, LLC, which is owned and controlled by him, owns 57.1% of the outstanding shares of our common stock. Mr. Jarratt has indicated that he intends to vote such shares in favor of the reverse stock split. Mr. Jarratt's vote will be sufficient to approve the reverse stock split.

OTHER BUSINESS

      Our board of directors is not aware of any business to be acted upon at the special meeting other than consideration of the reverse stock split.

HOW TO VOTE

      Only shareholders of record who are present in person at the special meeting, or represented by the shareholder's own attorney-in-fact who can present a proxy or power of attorney executed by the shareholder of record and authorizing the holder to vote the shares of the shareholder of record at the special meeting, may vote at the special meeting. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                             THE REVERSE STOCK SPLIT

GENERAL

      At the special meeting, our shareholders will consider and vote upon a proposal to approve and adopt Articles of Amendment to our Articles of Incorporation providing for a one-for-100 reverse stock split of our common stock, and a cash payment in lieu of the issuance of any resulting fractional shares of common stock equal to $2.96 per share on a pre-split basis.

SPECIAL FACTORS

Purpose And Reasons For The Reverse Stock Split

      The primary purpose of the reverse stock split is to enable us to terminate the registration of our common stock under Section 12(g) of the Exchange Act by reducing the number of record holders of our common stock to fewer than 300. By terminating the registration of our common stock, we will not be obligated to file periodic reports with the SEC and will be able to eliminate some of the expenses related to the disclosure and reporting requirements under the Exchange Act, such as the legal expenses involved in the preparation and filing of periodic reports. We also expect to be able to reduce substantially other expenses, such as audit fees, and we no longer will be required to engage an accounting firm that is registered with the Public Company Accounting Oversight Board. Further, we will avoid the substantial expenses which we otherwise would have to incur in connection with our future compliance with the provisions of the Sarbanes Oxley Act of 2002, including those dealing with internal controls over financial reporting, and our independent auditors' attestation of management's report on such internal controls, which would be first be required in our annual report for fiscal year 2006.

      Based on our experience in prior years, our direct costs of complying with the SEC's public reporting requirements are estimated to be approximate $630,000 annually, based on estimated annual audit and accounting fees of $240,000, estimated annual legal fees of $150,000 for SEC reporting and compliance, estimated financial printer fees of $65,000, estimated transfer agent fees of $2,500, estimated costs associated with filing reports with the SEC (including internal administrative staff) of $5,000, estimated costs for directors' and officers' insurance of $165,000, and estimated miscellaneous costs of $2,500. Indirect costs associated with compliance with our public reporting obligations include, among other things, the time our executive officers expend to prepare and review our periodic reports. Because we have only a few executive personnel, these indirect costs are substantial. Due to additional regulations and compliance procedures required of public companies under the Sarbanes-Oxley Act, we expect that the direct and indirect costs identified above will increase in the future. In particular, we anticipate that the additional costs associated with compliance with the Sarbanes-Oxley Act in calendar year 2006 will be an additional $500,000, consisting of an estimated $300,000 in external compliance fees, $100,000 in additional audit and accounting fees, and $100,000 in internal compliance costs to cover additional staffing required for segregation purposes.

      Of these costs, we anticipate being able to save approximately $310,000 by ceasing to be subject to the SEC's public reporting requirements. We intend to continue to prepare quarterly financials and have audited annual financial reports. The savings would consist of reductions in annual audit and accounting fees of approximately $125,000, legal fees of $150,000, and financial printer fees of $35,000. We also will avoid the increases in Sarbanes-Oxley Act compliance fees which otherwise would begin in calendar year 2006.

      Our board of directors considered the cost to us of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Exchange Act compared to the benefits to us and our shareholders of continuing to operate as a public company. Under the circumstances, our Board of Directors determined that the benefits that we and our shareholders would typically expect to derive from our status as a public company are not being realized and are not likely to be realized in the foreseeable future. As a result, our Board of Directors concluded that the elimination of the costs of complying with our public reporting obligations outweighed the benefits of continuing to incur such costs. We are, therefore, undertaking the reverse stock split at this time to save us the substantial costs, which we expect to increase over time, and resources required to comply with the public reporting and other obligations associated with operating as a public company. However, the actual savings to be realized from terminating our public reporting may be higher or lower than our estimates.

      In view of the foregoing, we believe the reverse stock split and resulting termination of the registration of our common stock will provide a more efficient means of using our capital.

      In reaching its decision to approve and recommend the reverse stock split, the board of directors considered a number of factors, including the following:

      o the past and anticipated future expenses related to our disclosure and reporting requirements under the Exchange Act;

      o the time and energy required of management to comply with the periodic reports required of publicly traded companies under the Exchange Act;

      o the opinion of Capitalink, L.C., that the terms of the reverse stock split are fair to our shareholders from a financial point of view;

      o the ability of shareholders with less than 100 shares to exchange their shares for cash at a premium to market prices prevailing at the time of the approval of the reverse stock split, and without incurring brokerage commissions, or to purchase additional shares if they desire to remain a shareholder;

      o the fact that the board provided shareholders with dissenters' rights of appraisal with respect to fractional shares resulting from the reverse stock split;

      o the fact that the reverse stock split will apply to all shareholders; and

      o the likely reduction in the liquidity for our common stock following the termination of our Exchange Act registration and periodic reporting.

      The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the reverse stock split, the board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors. See "The Reverse Stock Split - Substantive and Procedural Factors Considered by the Board of Directors as to the Fairness of the Reverse Stock Split."

Background Of The Transaction; Alternatives Considered; Fairness of the Transaction

      Our board of directors began to discuss the possibility of taking the company private at its meeting in December 2004, following the sale of substantially all of the assets of its two operating subsidiaries to third parties for cash. The board discussed with management and counsel the benefits and detriments of going private and the various alternatives for taking the company private, including open market stock purchases by us, a tender offer by us, a cash-out merger of us with and into a subsidiary, and a reverse stock split.

      The board also considered the advantages and disadvantages of reducing the number of shareholders to less than 300, which would allow us to deregister our stock with the SEC and suspend our obligation to file periodic reports with the SEC, as well as reducing the number of shareholders to one, that being our majority shareholder, Third Capital Partners, LLC.

      The board continued to discuss the feasibility and potential timing of a going private transaction at its meetings on February 8, 2005, April 27, 2005, and May 16, 2005, without reaching any decision. In addition, our Audit Committee discussed the matter at its meetings on March 24, 2005, April 6, 2005, and May 9, 2005.

      The board engaged Capitalink, L.C. on February 14, 2005, to assist it in determining the value of JBOH and to render an opinion as to whether, as of the date of its opinion, the consideration determined by the board to be paid for fractional shares resulting from any going private transaction approved by the board would be fair, from a financial point of view, to our shareholders.

      At its meeting on May 27, 2005, the board again discussed the going private transaction, and determined that the better choice was to reduce the number of shareholders to somewhat less than 300 for the following reasons:

      o it believed that some larger shareholders might desire to remain as shareholders, and that so long as the number of shareholders was reduced to less than 300 so that we could deregister our stock with the SEC and suspend our obligation to file periodic reports with the SEC, there was no reason to reduce the number of shareholders to one; and

      o due to the uncertainty regarding the potential liability to us and our subsidiaries in the lawsuits currently outstanding against us and the cost of defending such lawsuits, we should not deplete our cash reserves any more than necessary to obtain the advantages of going private.

      The board determined that a reverse stock split was the best way to accomplish the goal of reducing the number of shareholders to somewhat less than 300 for the following reasons:

      o a reverse stock split eliminates the uncertainty involved in open market purchases and tender offers, which methods cannot assure that a sufficient number of shareholders will sell all of their shares and reduce the number of shareholders to less than 300; and

      o between a cash-out merger with a subsidiary and a reverse stock split, the reverse stock split is more cost-effective as no new entity must be formed and no registration of the subsidiary's stock is required.

      At the meeting on May 27, 2005, Capitalink made a presentation to the board of directors setting forth its financial analyses regarding the value of the common stock. Its analyses indicated a range of value, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, between $2.66 and $3.26 per share. In its discussion of the reverse stock split, the board considered various factors regarding the fairness of the transaction to the company and our shareholders, including numerous procedural factors that it believed offset the involuntary nature of the reverse stock split and the reduction in information about us and the liquidity for the common stock that will likely result from the reverse stock split. See "Substantive and Procedural Factors Considered by the Board of Directors as to the Fairness of the Reverse Stock Split" below.

      At the meeting on May 27, 2005, our board of directors determined that a going private transaction was in the best interests of us and our shareholders, that the reverse stock split was the most efficient form for the transaction, and that the best estimate of the fair value of the common stock was $2.96, being the midpoint of the range of values determined by Capitalink. The board unanimously approved a one-for-100 reverse stock split, the amount of $2.96 per share to be paid for fractional shares resulting from the reverse stock split, and the grant of dissenters' rights of appraisal to all shareholders with respect to the shares that would be eliminated in the reverse stock split. The selected split ratio was a result of calculations intended to determine how many record holders needed to be cashed out to reduce the number of record holders to less than 300.

Fairness Opinion of Capitalink, L.C.

      Our board of directors engaged Capitalink on February 14, 2005, to assist it in determining the value of JBOH and to render an opinion as to whether, as of the date of its opinion, the consideration to be paid for the fractional shares resulting from a going private transaction would be fair, from a financial point of view, to our shareholders.

      On May 27, 2005, Capitalink made a presentation to our board of directors setting forth its financial analyses regarding the reverse stock split and rendered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, consideration of $2.96 per share to be paid for the fractional shares resulting from the reverse stock split, on a pre-split basis, was fair, from a financial point of view, to our shareholders. Subsequently, Capitalink delivered its written opinion, dated May 27, 2005.

      THE FULL TEXT OF THE WRITTEN OPINION OF CAPITALINK, DATED AS OF MAY 27, 2005, IS ATTACHED AS APPENDIX B AND IS INCORPORATED BY REFERENCE INTO THIS INFORMATION STATEMENT. WE AND CAPITALINK URGE YOU TO READ THE CAPITALINK OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITALINK IN RENDERING ITS OPINION. THE SUMMARY OF THE CAPITALINK OPINION SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

      No limitations were imposed by us on the scope of Capitalink's investigation or the procedures to be followed by Capitalink in rendering its opinion. The Capitalink opinion was for the use and benefit of our board of directors in connection with its consideration of the reverse stock split and was not intended to be and does not constitute a recommendation to any of our shareholders as to how that shareholder should vote with respect to the reverse stock split. Capitalink was not requested to opine as to, and its opinion does not address, the board's underlying business decision to proceed with or effect the reverse stock split.

      In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink:

      o Reviewed publicly available financial information and other data with respect JBOH, including the Annual Report on Form 10-K for the year ended December 31, 2004, the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, and the Definitive Information Statement on Schedule 14C, dated November 19, 2004;
      o Reviewed certain publicly available information concerning the trading of, and the market for, our common stock and a general market index;
      o Reviewed and analyzed the adjusted net book value of JBOH, taking into account our present financial condition, and the estimated fair market value of our book assets, liabilities and contingent liabilities;
      o Reviewed and compared the consideration to be paid for the fractional shares resulting from the reverse stock split with the implied acquisition premiums paid in minority interest acquisitions;
      o     Reviewed a recent precedent transaction in our common stock; and
      o Inquired about and discussed the reverse stock split and other matters related thereto with our management and board of directors.

      Capitalink also performed such other analyses and examinations as were deemed appropriate and held discussions with our management and legal counsel regarding certain financial and operating information furnished by them, including financial analyses with respect to our business, operations and potential legal liabilities.

      In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by it without assuming any responsibility for any independent verification of any such information and has further relied upon the assurances of our management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial and other information utilized, Capitalink assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make its analyses and form an opinion. Capitalink has not made a physical inspection of our properties and facilities and has not made or obtained any evaluations or appraisals of our assets and liabilities (contingent or otherwise). In addition, Capitalink has not attempted to confirm whether we have good title to our assets. Capitalink assumed that the reverse stock split will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. Capitalink assumes that the reverse stock split will be consummated substantially in accordance with the terms described herein, without any further amendments.

      Capitalink's opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 27, 2005. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

      In connection with rendering its opinion, Capitalink performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Capitalink was carried out to provide a different perspective on the reverse stock split, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the reverse stock split to our shareholders. Further, the summary of Capitalink's analyses described below is not a complete description of the analyses underlying Capitalink's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink's view of the value of JBOH. The estimates contained in Capitalink's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink's analyses and estimates are inherently subject to substantial uncertainty. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion

      The analyses performed were prepared solely as part of Capitalink's analysis of the fairness, from a financial point of view, of the reverse stock split to our shareholders, and were provided to our board of directors in connection with the delivery of Capitalink's opinion. The opinion of Capitalink was just one of the many factors taken into account by our board of directors in making its determination to approve the reverse stock split, including those described elsewhere in this Information Statement.

      The financial review and analyses include information presented in tabular format. To fully understand Capitalink's financial review and analyses, the tables must be read together with the text presented. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Capitalink's financial review and analyses.

Financial Review

      Capitalink undertook a review of our current financial situation. We previously provided retail and online brokerage services to individuals and clearing, execution, and market-making services to independent broker-dealers. In late 2004, we completed the sale of certain assets related to the retail, clearing and execution services of our subsidiary, JB Oxford & Company, to Ameritrade, Inc. and received $14.0 million in October 2004. In January 2005, we received an additional $8.37 million, and the final payment of $3.5 million is held in escrow under the terms of the agreement with Ameritrade and is payable in 2006.

      We maintain minimal institutional trading and market making activities through our subsidiary, and we are reviewing investment opportunities. In December 2004, we acquired approximately 10 acres of undeveloped land in Walton County, Florida, for approximately $5.5 million. We financed the acquisition using a $2.6 million mortgage loan, and an $800,000 promissory note to the seller.

      We have total assets in excess of $30.0 million, and a number of tangible liabilities and significant contingent liabilities with respect to pending legal claims. We have incurred approximately $185,000 of costs related to our activities during the first quarter of 2005, with no related revenues.

Historical Stock Performance

      Capitalink reviewed our stock price for the period subsequent to the announcement of the sale of the retail brokerage operations of our subsidiary, JB Oxford & Company, to Ameritrade. Our stock performance was compared to the Russell 3000 Index for the period from June 8, 2004 (the day after the announcement of the Ameritrade transaction) until May 25, 2005. In addition, Capitalink reviewed the liquidity of our common stock in the public trading markets.

      Capitalink noted that our common stock fell 57.5% during the period noted, and was outperformed by the Russell 3000 Index. Further, our common stock experienced low levels of liquidity in light of the shares outstanding.

Valuation Overview

      Capitalink utilized several methodologies, as described below, in its determination of an indicated value range for JBOH. Based on a weighting of such methodologies, Capitalink calculated an indicated value range of $2.66 to $3.26 per share. Capitalink noted that the consideration to be paid for the fractional shares resulting from the reverse stock split falls within such range.

Adjusted Net Book Value Analysis

      In consultation with our management, Capitalink utilized our balance sheet as of March 31, 2005, to derive certain adjustments in order to estimate the pro forma balance sheet as of June 30, 2005. Subsequently, based on discussions with our management, Capitalink adjusted the book value of our assets and liabilities to reflect the estimated fair market value of each asset.

      Capitalink also determined the value of a number of contingent assets and liabilities for our ongoing litigation. With respect to ongoing litigation, Capitalink reviewed each case and a range of likely outcomes with our management and legal representatives, including the financial implications and case management costs, together with estimated case timeframe horizons. Because of the time required to settle the various cases, Capitalink also estimated the present value of future operating losses while continuing to our operations. Capitalink noted that our net book value is expected to fall as a result of future operating losses.

      Based on the adjusted net book value analysis, Capitalink determined an indicated value range of $2.63 to $3.57 per share and noted that the consideration to be paid for the fractional shares resulting from the reverse stock split falls within such range.

Acquisitions Premiums Analysis

      Capitalink reviewed acquisition premiums in other transactions where a minority interest of a public company was acquired. Capitalink reviewed the one-day, five-day and 30-day premiums for all minority interest transactions where:

      o     The transaction was announced on or after January 2002,

      o     The transaction value is less than or equal to $25.0 million,

      o The acquiring party previously had more than 50% shareholding in the target company, and

      o     The target company is based in the United States.

      Capitalink reviewed 45 transactions that met these criteria and calculated the mean and median of the acquisition premiums. In addition, Capitalink calculated the mean one-day premium for each year in the data set and derived an indicated range of per share market values for our common stock.

      Based on the acquisitions premiums analysis, Capitalink determined an indicated value range of $2.28 to $2.89 per share for our common stock and noted that the consideration to be paid for the fractional shares resulting from the reverse stock split falls within such range.

Precedent Transaction

      Capitalink noted that during the first quarter of 2005, we acquired 112,300 shares of our common stock from OCC Ventures, LLC in connection with the final resolution of a dispute connected with our previous acquisition of Mr. Stock. OCC Ventures had commenced suit against Share King LLC and us in January 2005, alleging breach of a lease buyout agreement. In March 2005, we reached a settlement with OCC Ventures, pursuant to which we made payments totaling approximately $686,000. In exchange, we received a return of 112,300 shares of our common stock to be cancelled, and a release of an outstanding note to OCC Ventures. The shares were acquired at an effective average price of $2.89 per share, based upon mutual agreement of the parties and settlement of all other remaining issues. We accrued a loss of approximately $16,000 for the premium paid in excess of market value for the 112,300 shares at December 31, 2004.

      Capitalink received a fee of $70,000 from us in connection with the preparation and issuance of its opinion, one-half of which was payable at the beginning of the engagement of Capitalink, and the other half of which became payable upon the delivery of its opinion to our board of directors. In addition, we have agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of the opinion. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with transactions, acquisitions, corporate restructurings, private placements, and for other purposes. Capitalink does not beneficially own any interest in us. Capitalink has not previously performed any services for us except for rendering a fairness opinion to our board of directors in June 2004 relating to the fairness, from a financial point of view, to our shareholders of the purchase consideration to be paid to us by Ameritrade, Inc. for the assets of JB Oxford & Company. Capitalink was selected by our board based upon its prior experience with us in the Ameritrade transaction, its reputation and expertise, and its ability to prepare and issue its opinion on a timely basis.

Substantive and Procedural Factors Considered by the Board of Directors as to the Fairness of the Reverse Stock Split

      Our board has analyzed the reverse stock split and its anticipated effects on our shareholders and have deemed the reverse stock split and related termination of our public reporting to be substantively and procedurally fair to, and in the best interests of, our affiliated and unaffiliated shareholders, whether they are cashed out or remain as shareholders following the reverse stock split. In reaching this conclusion, our board also considered, in no particular order and without preference, the factors described below.

      Substantive Factors Favoring the Reverse Stock Split

      Direct and Indirect Cost Savings. As discussed above under "Purpose and Reasons for the Reverse Stock Split," we incur direct and indirect costs associated with our status as a public company. Among the most significant are the costs associated with compliance with the public reporting imposed by the SEC. We estimate that we will save approximately $310,000 annually in direct general and administrative costs by being a private company. We also believe that because of the Sarbanes-Oxley Act, such direct costs would increase in the future. Additionally, the indirect cost to our company in terms of senior management time spent on complying with the public reporting will also be saved.

      The Reverse Stock Split Offers Shareholders the Opportunity to Receive Cash at a Premium In Lieu of Fractional Shares. The cash consideration to be paid to holders of fractional shares represents a premium of approximately 64%, 73%, 37% and 28% over the weighted average closing trading price of the common stock over the 1-, 30-, 60- and 90-day periods, respectively, prior to the approval of the reverse stock split by the board on May 27, 2005.

      Substantive Factors Disfavoring the Reverse Stock Split

      Reduction of Public Sale Opportunities. After the reverse stock split, if the number of our record shareholders is reduced to less than 300, we will file the necessary forms with the SEC to effect the deregistration of our common stock and suspend our obligation to file periodic reports with the SEC. Thereafter, our common stock will not qualify to be traded on any national securities exchange or automated quotation system operated by a national securities association and quotations for our common stock will cease to be listed on the Nasdaq Small Cap Market. We expect that some brokers will publish bid and ask prices in the Pink Sheets, a private quotation service published by Pink Sheets, LLC. We intend to provide brokers that are interested in publishing bid and ask prices for our common stock in the Pink Sheets with the financial and other information required under the rules of the SEC. Our board of directors has indicated that, shortly after the effectiveness of the reverse stock split, it will declare a stock dividend of nine shares of common stock to be paid on each share of common stock outstanding after the effectiveness of the reverse stock split in order to reduce the value and price of each share of common stock to one-tenth of its value and price immediately after the effectiveness of the reverse stock split. There can be no assurance that an effective trading market for our common stock will continue after the reverse stock split. Any shareholder desiring to sell his or her shares may have a difficult time finding a buyer. This illiquidity may reduce the price a buyer is willing to pay for shares of our common stock.

      In order to assist shareholders who want to sell their shares after the effective date of the reverse stock split, the board of directors has approved the expenditure of up to $1.5 million to purchase additional shares of common stock after the effective date of the reverse stock split. Such repurchases may be effected by management on our behalf from time to time at market prices in the open market (including at ask prices if bid and ask prices for the stock are subsequently listed in the Pink Sheets), or in privately negotiated transactions, provided that any proposed repurchase at a price in excess of $2.96 on a pre-reverse stock split basis must be approved by the board in advance. The repurchase program is subject to change or termination by the board at any time. There can be no assurance that any shares will be repurchased under the repurchase program. We do not have any present plans to enter into any other transaction that would provide liquidity for the shares. However, we may explore from time to time various additional methods to provide liquidity to shareholders, including a sale or merger of our company or its assets.

      Our board of directors does not believe that a reduction in the liquidity of the common stock makes the transaction unfair to unaffiliated shareholders because any detriment to unaffiliated shareholders that may result from such reduction in liquidity will be offset by the anticipated cost-saving benefits to us of no longer publicly filing reports with the SEC and the share repurchase program which the board plans to implement following the reverse stock split.

      Reduction in Publicly Available Information. Upon terminating our public reporting, we will no longer file, among other things, annual or quarterly reports with the SEC. Updated information regarding our business, results of operations and financial condition like the information that is currently available to the general public and investors will not be available once we terminate our public reporting. We intend to provide brokers that are interested in publishing bid and ask prices for our common stock in the Pink Sheets with the financial and other information required under the rules of the SEC. Our board of directors does not believe this factor makes the transaction unfair to unaffiliated shareholders because any detriment to unaffiliated shareholders that may result from the termination of our public reporting will be offset by the anticipated cost-saving benefits to us of no longer publicly filing reports with the SEC.

      Inability to Participate in Any Future Increase in the Value of Our Common Stock. Cashed-out shareholders will have no further equity interest in us with respect to their cashed-out shares. Accordingly, they will no longer have the opportunity to participate in the potential of any increase in the value of our common stock. Our board of directors determined that this factor does not make the transaction unfair to unaffiliated shareholders because unaffiliated shareholders who desire to hold shares of our common stock after the reverse stock split can do so by acquiring sufficient shares so that they hold at least 100 shares in their account immediately prior to the effective time of the reverse stock split.

      Procedural Factors Favoring the Reverse Stock Split

      The Reverse Stock Split Provides Certain Small Shareholders with Liquidity. Many of our shareholders hold small positions of less than 100 shares which cannot be cost effectively sold because the brokerage commission in an open market transaction would eliminate most or all of the proceeds to the shareholder. The reverse stock split will provide shareholders who hold fewer than 100 shares at the effective time of the reverse stock split the opportunity to liquidate their investment in us by not being required to pay a brokerage commission.

      The Reverse Stock Split Includes the Opportunity to Remain a Shareholder. Prior to the effective time of the reverse stock split, a current record holder of fewer than 100 shares of our common stock may elect to remain a shareholder by acquiring sufficient shares so that the shareholder holds at least 100 shares immediately prior to the effective time. Our board of directors considers the structure of the reverse stock split to be fair to all unaffiliated shareholders because it allows them to control the decision of whether to remain a shareholder following the reverse stock split or to receive the cash consideration offered in connection with the reverse stock split.

      The Reverse Stock Split Ratio was Calculated Without Bias Toward Any Particular Group of Shareholders and Will Apply Equally to All Shares of our Common Stock. The purpose of the reverse stock split is to reduce the number of record holders to fewer than 300 so that we can file to terminate the registration of our stock and our public reporting obligations and continue future operations as a private company. The split ratio is a result of calculations that were intended to determine how many shareholders needed to be cashed out in order to reduce the number of record holders to fewer than 300. Our board of directors feels the current ratio of l-for-100 is fair because it was calculated without bias toward any one group of shareholders. The ratio will be applied equally to all shares of our common stock.

      The Board of Directors has Granted Dissenters' Rights of Appraisal for Shares to be Cashed Out as a Result of the Reverse Stock Split. Although shareholders are not entitled to exercise "dissenters' rights" under Utah law in connection an amendment to the Articles of Incorporation, including an amendment providing for a reverse stock split, our board of directors has approved the exercise of dissenters rights by our shareholders with respect to any fractional shares resulting from the reverse stock split for which they will receive a cash payment. These rights will entitle a shareholder to "dissent" from the reverse stock split and, by strictly following the requirements fixed by law, receive "fair value" for any fractional share resulting from the reverse stock split if the reverse stock split is consummated. While our board of directors believes that the price to be paid for fractional shares after the reverse stock split represents fair value of the shares, for shareholders who exercise dissenters' rights, the fair value may ultimately be determined in a judicial proceeding, the result of which cannot be predicted with certainty.

      No Unusual Conditions to the Reverse Stock Split. Our board of directors also considered the likelihood that the reverse stock split would be implemented. In this regard, it considered that there are no unusual requirements or conditions to the reverse stock split, and that we have the financial resources to implement the reverse stock split expeditiously.

      Procedural Factors Disfavoring the Reverse Stock Split

      The Reverse Stock Split May Be Approved by our Affiliated Shareholder Without a Vote by Unaffiliated Shareholders. Our Chairman and Chief Executive Officer, Christopher L. Jarratt, directly and through Third Capital Partners, LLC, which is owned and controlled by him, owns 57.1% of the outstanding shares of our common stock. Mr. Jarratt has indicated that he intends to vote such shares in favor of the reverse stock split, and his vote will be sufficient to approve the reverse stock split without securing the approval of our other affiliated or unaffiliated shareholders. Nevertheless, our board of directors believes that this potential conflict is outweighed by the substantive features and procedural safeguards of the reverse stock split, including the equal application of the reverse stock split to all shares of our common stock, the fact that all unaffiliated shareholders will have the option to remain shareholders of our company (by purchasing additional shares prior to the effective time), and the fairness of the price offered to all shareholders.

      The reverse stock split was not structured to require the separate approval of unaffiliated directors or shareholders. Among the factors weighing against the procedural fairness of the reverse stock split is the fact that our board of directors did not establish an independent or special committee to represent the interests of our unaffiliated shareholders. Christopher L. Jarratt, our chairman of the board and chief executive officer, directly and through Third Capital Partners, LLC, which is owned and controlled by him, owns 57.1% of the outstanding shares of our common stock. Mr. Jarratt took part in the discussions of, and vote on, the reverse stock split, and indicated that he is in favor of the reverse stock split. His vote at the special shareholders' meeting in favor of the reverse stock split will be sufficient to approve the transaction without the vote of any other shareholders. There is no requirement that the reverse stock split be approved separately by a majority of the unaffiliated shareholders. The board believes that this factor is mitigated by the following substantive features and procedural safeguards of the reverse stock split:

      o shareholders have the option to remain shareholders if they purchase sufficient shares to bring their holdings to at least 100 shares immediately prior to the effective date of the reverse stock split,

      o     the reverse stock split will be applied equally to all shareholders,

      o     the fairness of the price offered to all shareholders, and

      o three of our four board members, all of whom approved the reverse stock split, are not employees or officers of ours and beneficially own less than one percent of our outstanding common stock.

Effects of the Reverse Stock Split

      Reduction in the Number of Shareholders of Record.

      The reverse stock split is expected to reduce the number of record holders of our common stock and the number of our outstanding shares of common stock. As of June 15, 2005, 3,580,119 shares of our common stock were outstanding. Based on the aggregate number of record holders of our common stock, and the number of holders of record owning more than 100 shares of our common stock as of May 31, 2005, we estimate that the reverse stock split will reduce the number of record shareholders from approximately 415 to approximately 120 and the number of shares of our common stock outstanding of record to approximately 3,430,000, assuming approximately 150,000 shares of pre-split common stock are cashed out. After giving effect to the reverse stock split and the proposed stock dividend, we would have approximately 343,000 shares of common stock outstanding. Our Articles of Incorporation currently authorize the issuance of 100,000,000 shares of common stock, par value $.01 per share. The reverse stock split will have no effect on the number of authorized shares or the par value per share.

      General Examples of Potential Effects of the Reverse Stock Split on Shareholders.

      In general, the results of the reverse stock split on our shareholders can be illustrated by the following examples:

      Hypothetical Scenario No. 1. Shareholder A is a registered shareholder who holds 90 shares of our common stock in her record account at the effective time. Instead of receiving a fractional share of our common stock immediately after the reverse stock split, Shareholder A's 90 shares will be converted into the right to receive $266.40 (90 x $2.96). Alternatively, if Shareholder A wants to continue her investment in our company, she can buy at least 10 more shares of our common stock and hold the shares in her record account, so long as the purchase is complete before the effective time.

      Hypothetical Scenario No. 2. Shareholder B has two separate record accounts. As of the effective time, he holds 40 shares of our common stock in one account and 60 shares of our common stock in the other. All of his shares are registered in his name only. Shareholder B will be entitled to receive cash payments equal to the number of shares of our common stock that he holds in each record account, instead of receiving fractional shares following the reverse stock split. Shareholder B would receive two checks totaling $296.00 (40 x $2.96 = $118.40; 60 x $2.96 = $177.60; $118.40 + $177.60 = $296.00). Alternatively, if
Shareholder B wants to continue his investment in our company, he can consolidate his two accounts prior to the effective time. In that case, his holdings will not be cashed out in connection with the reverse stock split because he will hold 100 shares of our common stock in one record account, which will convert into one post-split share of our common stock. He will have to act far enough in advance so that the consolidation is complete before the effective time.

      Hypothetical Scenario No. 3. Shareholder C holds 220 shares of common stock in one record account prior to the effective time. After the reverse stock split, Shareholder C will hold in his record account two shares of our common stock (220/100 = 2.2) and, instead of receiving a fractional share of our common stock in his record account immediately after the reverse stock split, Shareholder C's unconverted 20 shares will be converted into the right to receive $59.20 (20 x $2.96) of cash consideration.

      Elimination of Exchange Act Registration.

      Our common stock is currently registered under the Exchange Act and, consequently, we are required to comply with the periodic reporting requirements required under the Exchange Act, as well as various procedural requirements of the SEC. After the reverse stock split becomes effective, if the number of our record shareholders is reduced to less than 300, we will terminate the registration of our common stock so that we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to public companies.

      Termination of Nasdaq Listing.

      Our common stock is currently listed for trading on the Nasdaq Small Cap Market. After the reverse stock split becomes effective, if the number of our record shareholders is reduced to less than 300, we will terminate the registration of our common stock so that we will no longer be subject to any reporting requirements under the Exchange Act and our common stock will no longer qualify for listing on the Nasdaq Small Cap Market. We expect that Nasdaq will delist our common stock when we terminate our registration under the Exchange Act. Thereafter, we expect that some brokers will publish bid and ask prices in the Pink Sheets, a private quotation service published by Pink Sheets, LLC. We intend to provide such brokers with the information necessary under the rules of the SEC to allow them to publish such prices. We believe that the termination of our Nasdaq listing will cause the market for shares of our common stock to be substantially reduced or possibly eliminated. Our board of directors has indicated that, shortly after the effectiveness of the reverse stock split, it will declare a stock dividend of nine shares of common stock to be paid on each share of common stock outstanding after the effectiveness of the reverse stock split in order to reduce the value and price of each share of common stock to one-tenth of its value and price immediately after the effectiveness of the reverse stock split.

      Financial Effects of the Reverse Stock Split.

      As a result of the termination of the registration of our common stock under the Exchange Act, we expect to eliminate annual direct costs of approximately $310,000. We estimate that approximately $450,000 will be required to pay for the fractional shares of our common stock resulting from the reverse stock split. Additionally, we estimate that professional fees and other expenses related to the reverse stock split will total approximately $185,000. We will fund these expenses from cash on hand. You should read the discussion under "Additional Information - Source and Amounts of Funds and Expenses" for a description of the sources of funds for the payments in connection with the reverse stock split and the fees and expenses we expect to incur in connection with the reverse stock split.

      Effects of the Reverse Stock Split on Affiliates.

      The percentage of beneficial ownership of our common stock held by Christopher L. Jarratt and Third Capital Partners, LLC will increase from approximately 57.1% to approximately 59.6% as a result of the reverse stock split. After the reverse stock split, our common stock will not be registered under the Exchange Act and, as a result, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit provisions of Section 16, and they will be deprived of the ability to dispose of their shares of common stock pursuant to Rule 144 under the Securities Act of 1933.

      Effect of the Reverse Stock Split on Option Holders.

      Upon effectiveness of the reverse stock split, any outstanding options under our 1998 Stock Option and Award Plan, our 1994 Employee Stock Ownership Plan and our Non-employee Director Stock Option Plan will have their number of shares and exercise prices adjusted to give effect to the 1-for-100 reverse stock split, with any fractional shares resulting from such adjustment converting to a right to receive $2.96 in cash per pre-reverse stock split share less the exercise price of such pre-reverse stock split shares subject to exercise of the option. The vesting schedule for the options will remain unchanged. Any authorized but un-issued options under these plans will have the number of shares adjusted to give effect to the 1-for-100 reverse stock split.

EFFECTIVENESS OF THE REVERSE STOCK SPLIT

      Upon the approval of the reverse stock split by our shareholders, we will promptly file the Articles of Amendment to our Articles of Incorporation with the Utah Secretary of State and thereby effect the reverse stock split. We anticipate that the reverse stock split will be effected within two business days after the date of the special meeting.

EXCHANGE OF OLD COMMON STOCK CERTIFICATES FOR NEW CERTIFICATES OR CASH

      Following the filing of the Articles of Amendment to the Articles of Incorporation, our transfer agent, Transfer Online, will mail transmittal materials to all shareholders of record as of the filing date which should be used to return your old stock certificates. Upon receipt of properly completed transmittal materials and your old stock certificates, our transfer agent will issue new certificates for the new number of shares to which you are entitled as a result of the reverse stock split, as well as the cash payment for any fractional shares to which you would otherwise be entitled within approximately 20 business days. In the event that our transfer agent determines that a holder of old certificates has not tendered all the certificates representing the shares held in a particular account for exchange, the transfer agent will carry forward any fractional share until all certificates representing the shares held in that particular account have been presented for exchange such that payment for fractional shares to any one person will not exceed the value of one share.

      No service charges will be payable by our shareholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares because we will bear those expenses. We will not pay interest on cash sums due to any shareholder in connection with the reverse stock split.

      All stock certificates outstanding immediately prior to the effective time evidencing ownership of our common stock will be deemed cancelled without further action by their holders as of the effective date. Until you surrender your old share certificates with the properly completed transmittal materials, you will not be able to transfer your shares on the company's stock transfer books. Please do not send any stock certificates to our transfer agent or us in connection with the reverse stock split until you receive and complete a letter of transmittal.

Procedure for Shareholders Who Hold Shares in Street Name

      For payment purposes, we intend for the reverse stock split to treat shareholders holding common stock in a street name through a nominee, such as a bank or broker, in the same manner as shareholders whose shares are registered in their own names. Nominees will be instructed to effect the reverse stock split for their beneficial holders.

      Shareholders who hold our shares in street name should be contacted by their broker or other institutional manager and receive from them a copy of our exchange agent's transmittal letter and instructions for surrendering their stock certificates in exchange for either cash consideration (if they hold fewer than 100 shares), or cash consideration and new stock certificates (if they hold more than 100 shares). They will transmit their instructions to their representative, who in turn will electronically transmit their shares to our transfer agent.

CONDUCT OF OUR BUSINESS AFTER THE REVERSE STOCK SPLIT

      Following the reverse stock split, we will no longer be a public, reporting company, but rather will operate as a private company and will cease to file reports (such as Form 10-Q quarterly and Form 10-K annual reports) with the SEC under Section 13 of the Exchange Act. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the reverse stock split is not anticipated to materially affect the conduct of our business. We expect to be subject to substantially the same risks and uncertainties after the reverse stock split.

      In order to assist shareholders who want to sell their shares after the effective date of the reverse stock split, the board of directors has approved the expenditure of up to $1.5 million to purchase additional shares of common stock after the effectiveness of the reverse stock split. Such repurchases may be effected by management from time to time at market prices in the open market (including at ask prices if bid and ask prices for the stock are subsequently listed in the Pink Sheets), or in privately negotiated transactions, provided that any proposed repurchase at a price in excess of $2.96 on a pre-reverse stock split basis must be approved by the board in advance. The repurchase program is subject to change or termination by the board at any time. There can be no assurance that any shares will be repurchased under the repurchase program.

      Other than as described in the foregoing paragraph, we have no current plans or proposals to change materially our capitalization, or to effect any extraordinary corporate transaction such as a merger, reorganization, sale or liquidation, change our board of directors or senior management, or otherwise to effect any material change in our corporate structure of business. Christopher Jarratt has indicated that he has no further plans, proposals or arrangements to acquire more shares or otherwise reduce or eliminate the shareholdings of our minority shareholders. However, we may explore from time to time various methods to provide liquidity to shareholders, including a sale or merger of our company or its assets.

      We are not aware of any existing voting agreements that would have an impact on our future business plans.

      The fractional shares of common stock acquired for cash pursuant to the reverse stock split will be cancelled. These cancelled shares will constitute authorized but unissued common stock. We have no current plans to issue additional shares of common stock, but we reserve the right to do so at any time and from time to time at such prices and on such terms as our board of directors determines to be in our best interests and the best interests of our then shareholders.

      We are undertaking the reverse stock split at this time because, among other reasons, we believe that we will save substantial costs associated with compliance with the public reporting. However, our cost saving estimates may be inaccurate, and the actual savings to be realized from terminating our public reporting may be higher or lower than our estimates. If shareholders holding less than 100 shares of our common stock purchase sufficient shares of our common stock to remain shareholders following the reverse stock split, then the number of holders of record of our common stock may not be reduced below 300 and we may be ineligible to terminate our public reporting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      Our board of directors has unanimously determined that the approval of the reverse stock split is in the best interest of our shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE REVERSE STOCK SPLIT.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The discussion below is a general summary of material U.S. federal income tax consequences of the reverse stock split to us and our shareholders. The conclusions in the following summary are not binding on the Internal Revenue Service and no ruling has been or will be obtained from the Internal Revenue Service in connection with the reverse stock split.

      The discussion does not purport to address all U.S. federal income tax considerations that may be relevant to shareholders in light of their particular circumstances. The discussion assumes that shareholders hold their shares of common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the reverse stock split. In particular, the following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

      o     financial institutions;

      o     insurance companies;

      o     tax-exempt organizations;

      o     dealers in securities or currencies;

      o     traders in securities that elect to mark-to-market;

      o persons that hold the common stock as part of a hedge, straddle or conversion transaction;

      o persons who are considered foreign persons for U.S. federal income tax purposes;

      o persons who acquired or acquire shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

      o persons who do not hold their shares of common stock as a capital asset.

      This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions now in effect, all of which are subject to change (and any such changes may be retroactive so as to apply to transactions before the date such changes are made). The consequences of any particular shareholder may differ depending on the shareholder's own circumstances and tax position. Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the reverse stock split, including applicable federal, foreign, state and local and foreign tax consequences to you of the reverse stock split in light of your own particular circumstances.

JBOH

      We believe that the reverse stock split will be a tax-free reorganization under Section 368 of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the reverse stock split.

Shareholders Who Receive Cash

      A shareholder who receives cash in the reverse stock split will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and the transaction will be taxed as a sale of the shares, and the shareholder will recognize gain or loss equal to the difference between the cash payment and the shareholder's tax basis for the shares. Amounts treated as gain or loss from the sale of the shares will be capital gain or loss.

      Tax Withholding. Our non-corporate shareholders may be subject to backup withholding at a rate of 30% on cash payments received in the reverse stock split. Backup withholding will not apply, however, to a shareholder who (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 that will be included in the letter of transmittal that will be sent upon the effectiveness of the reverse stock split, (b) who provides a certificate of foreign status on an appropriate Form W-8, or (c) who is otherwise exempt from backup withholding.

      As stated above, the preceding discussion is intended only as a summary of material U.S. income tax consequences of the reverse stock split and does not purport to be a complete analysis or discussion of all potential tax effects relevant to the reverse stock split. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the reverse stock split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

ACCOUNTING CONSEQUENCES

      The reverse stock split will not affect the par value of our common stock, which remains $0.01 per share. The reverse stock split, as well as any purchases of common stock under the contemplated stock repurchase plan, will result in an increase in per share net income or loss and net book value of our common stock because fewer shares of our common stock will be outstanding. Similarly, the nine-for-one stock dividend contemplated by the board to be declared on the common stock outstanding after the effectiveness of the reverse stock split will result in a decrease in per share net income or loss and net book value of our common stock because more shares of our common stock will be outstanding. Our financial statements, supplementary financial information and quantitative and qualitative disclosures about market risk, included in this Information Statement, do not reflect the reverse stock split, any potential repurchases of stock under the contemplated stock repurchase plan or the contemplated stock dividend.

RIGHTS OF DISSENTING SHAREHOLDERS

      Shareholders are not entitled to exercise "dissenters' rights" under Utah law in connection an amendment to the Articles of Incorporation, including an amendment providing for a reverse stock split. However, our board of directors has approved the exercise of dissenters rights by our shareholders with respect to the cash payment for fractional shares. These rights entitle a shareholder to "dissent" from the reverse stock split and, by strictly following the requirements fixed by law, receive "fair value" for any fractional share resulting from the reverse stock split if the reverse stock split is consummated. Fair value of the shares means the value of the shares immediately before the reverse stock split, excluding any appreciation or depreciation in anticipation of the reverse stock split. The reverse stock split is expected to be consummated promptly after the special meeting. The low and high sales prices of our common stock on May 26, 2005, the day before our board of directors approved the reverse stock split, were $1.43 and $1.91 per share. The fair value of our common stock immediately prior to the reverse stock split may be higher or lower than these prices, and may not reflect the fair value of the common stock. While our board of directors believes that the price to be paid for fractional shares after the reverse stock split represents fair value of the shares, for shareholders who exercise dissenters' rights, the fair value may ultimately be determined in a judicial proceeding, the result of which cannot be predicted with certainty.

      A shareholder who wishes to assert dissenters' rights with respect to the cash payment for any fractional share to be paid must (i) deliver to our corporate secretary, prior to the time the vote is taken on the proposed reverse stock split at the special meeting, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed reverse stock split is consummated and (ii) not vote for the proposed reverse stock split. A vote against the reverse stock split will not satisfy this notice requirement. A failure to vote on the reverse stock split will not constitute a waiver of the shareholder's right to exercise dissenters' rights. A notice of your intent to demand payment for your shares if the proposed reverse stock split is consummated should be sent postage prepaid and addressed to JB Oxford Holdings, Inc., Attention: Corporate Secretary, 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212. Such notice should be sent by a method that will assure its delivery to us prior to the date of the special meeting. It is recommended that such notices be sent by registered mail or overnight courier so that you will have a record of the date of delivery to us.

      If the reverse stock split is approved by the shareholders at the special meeting, within ten (10) days thereafter written notice will be sent to all shareholders who properly delivered to us a notice of their intent to demand payment for their fractional shares, which notice from us will state when and where written demand for payment for such shareholders' fractional shares must be sent and when the stock certificates representing their shares must be deposited by them to effectuate the purchase of the dissenting shareholders' fractional shares. The rights of a dissenting shareholder to demand payment are lost if the dissenter fails to give timely written notice of intent to demand payment, or fails to timely make written demand for payment after receiving our notice.

      A Notice of Dissenters' Rights is annexed as Appendix C to this Information Statement. The foregoing information and the statements in the Notice of Dissenters' Rights are each qualified in their entirety by the provisions of Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act, a copy of which is annexed as Appendix D.

      Any dissenting shareholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See "Certain Federal Income Tax Consequences" above.

      Because of the complexity of the provisions of the Utah law relating to dissenters' rights, shareholders who are considering dissenting from the reverse stock split are urged to consult their own legal advisers.

RIGHT TO ABANDON THE REVERSE STOCK SPLIT

      Our board of directors retains the right to abandon the reverse stock split, even if it is approved by our shareholders, if the board determines prior to the effective time that the reverse stock split is not then in our best interest or the best interest of our shareholders. Among the circumstances that might cause our board of directors to abandon the reverse stock split is the development of a significant risk of the reverse stock split failing to achieve the overall goal of reducing the number of record holders to fewer than 300. If the reverse stock split is not implemented, then we will be unable to terminate our public reporting until we have fewer than 300 holders of record of common stock and satisfy certain other requirements of the SEC.

                             ADDITIONAL INFORMATION

      In connection with the reverse stock split, we have filed a Schedule 13E-3 with the SEC. The regulations governing the Schedule 13E-3 also mandate the inclusion of much of the information in this Information Statement, including the information that follows.

MARKET AND PRICE OF COMMON STOCK

      Our common stock is traded in the over-the-counter market with prices quoted on the Nasdaq SmallCap Market under the trading symbol "JBOH." Quotations provided by Nasdaq and represent prices between dealers exclusive of a retail mark-up, mark-down, or commission. They do not necessarily represent actual transactions.

                          Stock Price and Dividend Data

                                                     Quarter Ended
                                              3-31-05           6-30-05
Price range of common stock
         High                                 $2.82             $3.72
         Low                                   2.05              1.25

                                                     Quarter Ended
                                   3-31-04    6-30-04    9-30-04     12-31-04
Price range of common stock
         High                      $5.22      $4.14      $2.94       $4.24
         Low                        2.69       1.90       1.20        1.83

                                                     Quarter Ended
                                   3-31-03    6-30-03    9-30-03     12-31-03
Price range of common stock
         High                      $3.30      $5.10      $6.25       $4.01
         Low                        1.95       2.13       2.90        2.76

      The number of record holders of our common stock as of June 15, 2005 was 320, plus approximately 96 brokerage firms holding shares in street name. We believe the number of beneficial holders of our common stock as of June 15, 2005, the most recent date for which this data is available to us, was approximately 6,500.

DIVIDENDS

      We have not declared or paid cash dividends on our common stock in the past two years. We are looking at investment opportunities while considering business alternatives, and do not currently anticipate paying cash dividends. Future payments of dividends will depend upon, among other factors, regulatory restrictions, our consolidated earnings, overall financial condition, and cash and capital requirements.

DIRECTORS AND EXECUTIVE OFFICERS

      The names of our directors and executive officers, and their ages, titles and biographies as of the date hereof are set forth below. All directors are elected for one-year terms and officers are elected to serve at the pleasure of our board of directors.

      Christopher L. Jarratt, age 43; Chairman of the Board and Chief Executive Officer. Mr. Jarratt has served as a director, Chairman of the Board and Chief Executive Officer since June 1998. Since 1992, Mr. Jarratt has also served as President of Jarratt Associates, Inc., a company engaged in various investment activities. Mr. Jarratt has been Chief Manager of Third Capital, LLC, a company engaged in various investment and advisory activities, since September 1996 and Chief Manager and Chief Executive Officer of Third Capital Partners, LLP, a company engaged in various investment and advisory activities, since 1998.

      David G. Mahood; age 42; Director. Mr. Mahood has served as a director since November 1998. Since June 1997, Mr. Mahood has served as a director and Chief Executive Officer of MGC, Inc., a specialty contractor for laboratory and institutional equipment and furnishings, and as Sales and Operation Manager prior to that time.

      Terry N. Pefanis; age 46; Director. Mr. Pefanis has served as a director since March 2001. Since February 2003, Mr. Pefanis has been the Chief Operating Officer of Big Idea, Inc. a privately held entertainment company. From March 2001 to August 2002, Mr. Pefanis was Chief Financial Officer of Gaylord Films, LLC, an independent financer, producer and distributor of feature films. From May 1997 through February 2001, Mr. Pefanis was the Chief Financial Officer of the Creative Content Group of Gaylord Entertainment Company, a publicly-traded entertainment and communications company. From October 1994 through April 1997, Mr. Pefanis was a Corporate Finance and Internal Audit Director for Gaylord Entertainment Company.

      Bernard M. Notas; age 54; Director. Mr. Notas was elected as a director at our annual shareholders' meeting in December 2004. Since February 2003, Mr. Notas has served as Chief Financial Officer and Chief Operating Officer for Baypoint Trading, LLC. From January 2001 through February 2003, Mr. Notas provided consulting services through Notas Consulting Services. From July 1998 through January 2001, Mr. Notas served as Chief Operating Officer, Chief Financial Officer, and a Director of OffRoad Capital Corporation (through August 2001 as Director); and as President of OffRoad Securities Inc., its wholly owned subsidiary. From September 1987 through December 1977, Mr. Notas served as Chief Financial Officer/Managing Director for Montgomery Securities. Since March 1998, Mr. Notas has also served as a Director of Electronic Mortgage Affiliates., Inc. (Ellie Mae(TM)), which is a late stage private financial services company.

      Michael J. Chiodo; age 47; Chief Financial Officer. Mr. Chiodo has served as Chief Financial Officer and Treasurer since September 1997. Mr. Chiodo served as our Acting Chief Financial Officer from August 1994 to September 1997 and joined us in 1990. Mr. Chiodo is also a former partner of the accounting firm of Sorensen, Chiodo & May.

      Barry S. Fischer; age 43; General Counsel and Secretary. Mr. Fischer has served as General Counsel and Secretary since July 2003. From August 2002 to June 2003, Mr. Fischer served as Executive Vice President for Legal and Compliance of our subsidiary, National Clearing Corp., and served as General Counsel of National Clearing Corp. and JB Oxford & Company from June 2003 to January 2004. In January 2004, he became President and Chief Executive Officer of National Clearing Corp. and JB Oxford & Company. Mr. Fischer was previously General Counsel and Chief Compliance Officer for Mr. Stock, Inc. from April 2001 to August 2002, and for Brown & Company Securities Corp. from August 1998 to April 2001. Mr. Fischer formerly was a partner of the law firm of Bernkopf, Goodman & Baseman LLP.

      Each of the above directors and officers is a citizen of the United States of America. During the past five years, none of the above directors and executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, none of the above directors and executive officers has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such officer or director from future violations of, or prohibiting acts subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. For all purposes relevant to this Information Statement, the business address and telephone number of each of the above directors and officers is 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403.

BENEFICIAL STOCK OWNERSHIP OF CERTAIN SHAREHOLDERS AND MANAGEMENT

      The following table includes, as of June 15, 2005, stock ownership for each shareholder known by us to be the owner of more than 5% of the outstanding shares of common stock, each director and executive officer and all of our directors and executive officers as a group. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them (all shares have been adjusted to reflect the one for ten reverse stock split which was effective October 15, 2002).

NAME AND ADDRESS(1)                    SHARES                   PERCENT OF
OF BENEFICIAL OWNER                    BENEFICIALLY OWNED       CLASS

Christopher L. Jarratt                 2,156,724(2)             57.9%

David G. Mahood                            4,000(3)              *

Terry N. Pefanis                           3,000(3)              *

Barry S. Fischer                           2,000(4)              *

Michael J. Chiodo                          1,984(5)              *

Bernard M. Notas                               0                 0

Third Capital Partners, LLC            2,039,474                54.8%
3773 Howard Hughes Parkway
Las Vegas, Nevada 89109

All Named Executive Officers
 and Directors as a group (6 persons)  2,167,708                58.2%

-------------------------------------------------

* Less than 1%

(1) Unless otherwise indicated, the address of each of the beneficial owners is c/o JB Oxford Holdings, Inc., 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403.

(2) Includes 2,039,474 shares of common stock owned by Third Capital Partners, LLC. Mr. Jarratt, as Chief Manager and Chief Executive Officer of Third Capital Partners, has the sole right to vote, or direct the voting of, and the sole power to dispose or to direct the disposal of, the shares of common stock owned by Third Capital Partners. Also includes options to purchase 112,500 shares of common stock.
(3)   Represents options to purchase common stock.
(4)   Includes options to purchase 1,000 shares of common stock.
(5)   Includes options to purchase 400 shares of common stock.

CHANGE OF CONTROL

      On September 13, 2004, Third Capital Partners, LLC converted two convertible promissory notes issued by us with an outstanding principal balance of $5,418,696 into 2,029,474 shares of our common stock, which is reflected in the table above. The conversion of such notes into common stock caused a change in control, as the shares issued to Third Capital Partners represented approximately 52.7% of the shares of our common stock outstanding after such conversion, giving Third Capital Partners the power to elect our directors and control or direct our business affairs, including matters requiring shareholder approval. Christopher L. Jarratt, as Chief Manager and Chief Executive Officer of Third Capital Partners, has the sole right to vote, or direct the voting of, the shares of common stock owned by Third Capital Partners.

SALES AND PURCHASES OF COMMON STOCK BY US AND OUR AFFILIATES

      We have not made any underwritten public offering of common stock during the past three years. Except as described below, we have not purchased any common stock during the past two years. None of our directors or officers, nor any of the directors or officers of our subsidiaries, have purchased or sold any of our common stock during the past sixty days.

      During the first quarter of 2005, we acquired 112,300 shares of our common stock from OCC Ventures, LLC in connection with the final resolution of a dispute connected with our previous acquisition of Mr. Stock. OCC Ventures had commenced suit against Share King LLC and us in January 2005, alleging breach of a lease buyout agreement. In March 2005, we reached a settlement with OCC Ventures, pursuant to which we made payments totaling approximately $686,000. In exchange, we received a return of 112,300 shares of our common stock to be cancelled, and a release of an outstanding note to OCC Ventures. The shares were acquired at an effective average price of $2.89 per share, based upon mutual agreement of the parties and settlement of all other remaining issues. We accrued a loss of approximately $16,000 for the premium paid in excess of market value for the 112,300 shares at December 31, 2004.

PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

      During the past two years, we have not engaged in significant transactions with any of our affiliates, executive officers or directors, nor have we engaged in negotiations regarding such types of transactions, except as described below. There are no agreements between our executive officers and directors and any other person with respect to any shares of common stock, except for director and employee stock options that may be exercised by the applicable director or officer from time to time to purchase shares of common stock directly from us. No director or executive officer has pledged shares of common stock.

      We have entered into three transactions with Third Capital Partners, LLC ("TCP"), and a related affiliate, Third Capital, LLC. Christopher L. Jarratt, our Chairman and Chief Executive Officer, owns and controls TCP and controls Third Capital.

1. On or about May 26, 1998, TCP acquired $3,418,695.59 principal amount of the 9% Secured Convertible Note, issued pursuant to our Senior Secured Convertible Note Purchase Agreement dated March 10, 1995, and having a maturity date of December 31, 1999. The note, when issued, was convertible into our common stock at a rate of $1.00 per share, before adjustment for the 1-for-10 reverse split which occurred in October 2002. Under the initial conversion rate, this note was convertible into 3,418,695 shares of common stock, before adjustment for the reverse split.

      On or about June 8, 1998, TCP acquired $2,000,000.00 principal amount of the 9% Secured Convertible Note, issued pursuant to our Senior Secured Convertible Note Purchase Agreement dated June 8, 1998, and having a maturity date of December 31, 1999 (the two notes are together referred to as the "Secured Convertible Notes"). As part of the acquisition, on April 8, 1998, we and TCP agreed to adjust the conversion rate for the Secured Convertible Notes to $0.70 per share (our stock traded at an average price of $0.79 on that day), before adjustment for the 1-for-10 reverse split which occurred in October 2002. The revised conversion rate was based on the average price of our common stock during the three months prior to the change. Since the new conversion rate was below the market price on the date of change, we incurred a one time non-cash interest charge of $2,530,000 in the second quarter of 1998 as a result of the discount to market value under the intrinsic value method. After the adjustment in conversion rate, the Secured Convertible Notes were convertible into 7,740,993 shares of common stock, before adjustment for the reverse split. The issuance of the Secured Convertible Notes was not registered under the Securities Act of 1933 in reliance upon the exemption set forth in Section 4(2) of that Act relating to transactions by an issuer not involving a public offering.

      On or about November 8, 1999, the maturity date for the Secured Convertible Notes was extended to December 31, 2000. On or about December 13, 2000, the maturity date for the Secured Convertible Notes was extended to December 31, 2001. On or about December 31, 2001, the maturity date for the Secured Convertible Notes was extended to December 31, 2002. On or about December 31, 2002, we and TCP entered into a Note Extension Agreement which (i) extended the maturity date to December 31, 2003, and (ii) adjusted the conversion rate to $2.67 per share of common stock, the closing price of the common stock on December 31, 2002. As a result, and after giving effect to the 1-for-10 reverse split which occurred in October 2002, the Secured Convertible Notes were convertible into 2,029,474 shares of common stock. On December 31, 2002, the maturity date for the Secured Convertible Notes was extended to December 31, 2003. On December 31, 2003, the maturity date for the Secured Convertible Notes was extended to December 31, 2004. In September 2004, TCP converted the Secured Convertible Notes into 2,029,474 shares of common stock.

2. On or about December 13, 2000, we loaned $2,500,000 to TCP, pursuant to a written Promissory Note, payable on or before December 31, 2001. The note bears interest at the rate of 9 1/4%, and may be pre-paid in whole or in part without penalty. The loan was a re-classification of a portion of a pre-existing margin debt owed by TCP to our brokerage subsidiary, and was secured by the $2,000,000 Secured Convertible Note and our common stock. The re-classification was entered into to ensure that the amount of the remaining portion of the margin debt complied with our lending policies.

      By agreement dated December 31, 2001, the maturity date for the Promissory Note was extended to December 31, 2002. Effective on or about March 22, 2002, as part of a restructuring of inter-company debts between us and our wholly owned subsidiary, NCC (then known as JB Oxford & Company), the Promissory Note was assigned to NCC, and the maturity date was extended to December 31, 2007.

3. By agreement dated December 16, 1999, we agreed to pay a monthly advisory fee to Third Capital, LLC, an affiliate of TCP, in the amount of $85,000, included in general and administrative expenses, plus all direct and indirect expenses incurred in providing such advisory services to us and our subsidiaries. Since that time, members of Third Capital, LLC have held the executive positions of Chairman, Chief Executive Officer, and President of us and our subsidiaries. Effective October 2001, Third Capital, LLC agreed to reduce its fee by 10%, to $76,500 per month, plus expenses. Effective July 1, 2004, the fee was reduced to $42,500, plus all direct and indirect expenses incurred in providing such advisory services to us and our subsidiaries. The advisory fee paid to Third Capital, LLC was $714,000 and $918,000 in 2004 and 2003, respectively.

SOURCE AND AMOUNTS OF FUNDS AND EXPENSES

      We anticipate that the reverse stock split will result in long-term cost savings due to the decrease in accounting and legal fees resulting from the termination of our reporting obligations under Section 13 of the Exchange Act. However, the reverse stock split will result in the following costs, all of which are estimates:

                    Legal Fees                                75,000
                    Financial Advisor Fees                    70,000
                    Printing/Mailing Fees                     30,000
                    Other                                     10,000
                                                            --------
                    Total                                  $ 185,000

      We estimate that it will cost approximately $450,000 to pay cash for all fractional shares resulting from the reverse stock split. The source for the funds for the foregoing expenses and the cash to pay for the fractional shares will be cash and investments currently held by us and our subsidiaries.

FINANCIAL INFORMATION

      Our ratio of earnings to fixed charges for the year ended December 31, 2004 was 1.35, and for the year ended December 31, 2003 was less than one-to-one. The deficient amount of earnings that would have been required to attain one-to-one coverage for the year ended December 31, 2003 was $5,948,964. Our ratio of earnings to fixed charges for each of the three-month periods ended March 31, 2005 and March 31, 2004 was less than one-to-one. The deficient amount of earnings that would have been required to attain one-to-one coverage for the three-month periods ended March 31, 2005 and March 31, 2004 would have been $717,724 and $2,191,432, respectively. Net book value per share of our common stock as of March 31, 2005 was $6.56.

                            JB Oxford Holdings, Inc.
                   Selected Consolidated Financial Information
                  (Amounts in thousands, except per share data)

                                            For The Three Months            For The Year Ended
                                               Ended March 31,                 December 31,
Income Statement Data:                       2005           2004           2004           2003
----------------------                    ----------     ----------     ----------     ----------
Revenues                                  $      304     $       28     $      523     $       11

   Net loss from continuing operations          (851)        (1,536)        (6,495)        (4,547)

   Net income (loss) from discontinued
    operations                                   133           (655)        14,659         (1,402)
Net income (loss)                               (718)        (2,191)         8,164         (5,949)

Basic net income (loss) per share:
   From continuing operations             $    (0.23)    $    (0.86)         (2.71)         (2.93)
   From discontinued operations                 0.04          (0.37)          6.12          (0.90)
   Basic net income (loss) per share           (0.20)         (1.23)          3.41          (3.83)

Diluted net income (loss) per share:
   From continuing operations             $    (0.23)    $    (0.86)         (2.71)         (2.93)
   From discontinued operations                 0.04          (0.37)          6.12          (0.90)
   Diluted net income (loss) per share         (0.20)         (1.23)          3.41          (3.83)
Dividends                                         --             --             --             --

                                               March 31,         December 31,
Balance Sheet Data:                              2005          2004        2003
----------------------                        --------      --------    --------

  Cash and cash equivalents                   $ 14,497      $  5.270    $  6,898
  Restricted cash                                  212         3,132     130,749
  Receivables                                    6,683        15,013     112,349
  Investments                                    5,649         5,609         432
  Furniture, equipment & leasehold               1,192         1,254       2,196
  improvements
  Other assets                                   4,848         5,324      10,281
                                              --------      --------    --------
Total assets                                  $ 33,081      $ 35,602    $262,905
                                              ========      ========    ========
  Notes payable                               $  6,289      $  6,692    $  8,877
  Accounts payable                               2,712         3,307     241,109
  Securities sold, not yet purchased                --            --       1,958
  Current and deferred taxes payable               604         1,100          --
                                              --------      --------    --------
Total liabilities                                9,605        11,099     251,944
Total shareholders' equity                      23,476        24,503      10,961
                                              --------      --------    --------
Total liabilities and shareholders' equity    $ 33,081      $ 35,602    $262,905
                                              ========      ========    ========
Book value per share (1)                          6.56          6.58        6.55
--------------------------------------------------------------------------------

(1) Computed using shareholders' equity divided by total outstanding common stock.

      For more complete financial information, please see our Consolidated Statements of Financial Condition as at March 31, 2005, and our Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the quarter ended March 31, 2005, together with the Notes thereto, contained in Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed with the SEC, and our Consolidated Statements of Financial Condition as at December 31, 2004, and 2003, and our Consolidated Statements of Operations, Consolidated Statements of Changes in Shareholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003, together with the Notes thereto, contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, all of which are incorporated herein by this reference thereto. Such financial statements are available for inspection and copying at our principal executive offices during regular business hours by any interested shareholder, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written or oral request directed to Barry S. Fischer, our General Counsel and Corporate Secretary, 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403, telephone: (818) 907-6580. Copies of such reports may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at these facilities currently located at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and may be relocated by the SEC in the near future. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet website at http://www.sec.gov.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

      No provisions have been made to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services for unaffiliated shareholders at our expense.

WHERE YOU CAN FIND MORE INFORMATION

      The reverse stock split will result in a "going private" transaction subject to Rule 13e-3 of the Exchange Act. We have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the reverse stock split. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any interested shareholder, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written or oral request directed to Barry S. Fischer, our General Counsel and Corporate Secretary, 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403, telephone: (818) 907-6580.

      We are currently subject to the information requirements of the Exchange Act and file periodic reports, and other information with the SEC relating to our business, financial and other matters.

      Copies of such reports, proxy statements, this Information Statement and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at these facilities currently located at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and may be relocated by the SEC in the near future. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet website at http://www.sec.gov.

                                  OTHER MATTERS

      We do not intend to present any other items of business and know of no other matters that will be brought before the special meeting.

                                      By Order of the Board of Directors,


                                      BARRY S. FISCHER
___________ __, 2005                  Secretary

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            JB OXFORD HOLDINGS, INC.

      Pursuant to the provisions of Chapter 10a of Title 16 of the Utah Code, JB Oxford Holdings, Inc. (the "Corporation") has adopted the following Articles of Amendment to its Articles of Incorporation.

FIRST: The name of the Corporation is "JB Oxford Holdings, Inc."

SECOND: The following amendment to the Articles of Incorporation was adopted by the Corporation:

      Article IV of the Articles of Incorporation of the Corporation is hereby amended by adding thereto the following paragraph C:

      C. Combination of Common Stock. Effective as of the close of business on the date these Amended Articles of Incorporation are filed with the Division of Corporations and Commercial Code of the Department of Commerce of the State of Utah (the "Effective Time"), each 100 shares of Common Stock outstanding immediately before the Effective Time ("Old Common Shares") shall be changed into one share of Common Stock (a "New Common Share"). The changing of Old Common Shares into New Common Shares shall be referred to as the "Share Combination." The number of shares of Common Stock authorized to be issued by the Corporation shall not be affected by the Share Combination. Each share of Common Stock at the Effective Time shall have a par value of $0.01 per share. In lieu of fractional New Common Shares, each holder of an Old Common Share who otherwise would be entitled to receive a fractional New Common Share will be entitled to receive cash in an amount equal to $2.96 for each Old Common Share that would have been converted into a fraction of a New Common Share but for this sentence, upon surrender of the Certificate for such Old Common Share. Promptly after the Effective Time, notice shall be given to the holders of record of Common Stock at the Effective Time to surrender their certificates for Common Stock for cancellation and issuance of new certificates and/or the payment of cash in lieu of fractional shares, as the case may be pursuant to the Share Combination. The appropriate officers of the Corporation are hereby empowered to adopt rules and regulations concerning the surrender and payment for fractional share resulting from the Share Combination.

THIRD: The foregoing amendment was approved and adopted by the board of directors at a meeting on May 27, 2005, and approved and adopted by the shareholders of the corporation at a meeting on ___________, 2005. As of the date of such meeting, there were ___________ shares of common stock, par value $0.01 per share, and no shares of preferred stock, outstanding, each of which was entitled to cast one vote per share, and all of which voted together as a single voting group. A total of ______________ shares of common stock were represented at the meeting, and it is undisputed that ___________ shares were voted in favor of the approval and adoption of the amendments, which number was sufficient for approval and adoption.

      IN WITNESS WHEREOF,  the undersigned,  the Chief Executive  Officer of the
Corporation,   has  executed  these  Articles  of  Amendment  this  ___  day  of
___________________, 2005.


                                       -----------------------
                                       C.L. Jarratt
                                       Chief Executive Officer

                                  [LETTERHEAD]
                                   CAPITALINK
                            Smart Investment Banking


May 27, 2005


JB Oxford Holdings, Inc.
15165 Ventura Blvd.
Suite 330
Sherman Oaks, CA 91403

Gentlemen:

We have been advised that JB Oxford Holdings, Inc. (the "Company") proposes to undertake a one for 100 reverse stock split (the "Reverse Split") in which all shareholders whose shares are converted into less than one share as a result of the Reverse Split will receive an equivalent per share cash payment of $2.96 (the "Fractional Share Consideration") (the Reverse Split and the Fractional Share Consideration are collectively, the "Transaction"). We have been retained to render an opinion as to whether, on the date of such opinion, the Transaction is fair, from a financial point of view, to the shareholders of the Company.

We have not been requested to opine as to, and the opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company, the decision on whether the Company should complete the Transaction, and other alternatives to the Transaction that might exist for the Company.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

      o     Reviewed documents relating to the Transaction;
      o Reviewed publicly available financial information and other data with respect to the Company, including the Annual Report on Forms 10-K for the year ended December 31, 2004, the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, and the Definitive Proxy Statement on Schedule 14C, dated November 19, 2004;
      o Reviewed certain publicly available information concerning the trading of, and the market for, the common stock of the Company and a general market index;
      o Reviewed and analyzed the adjusted net book value of the Company, taking into account its present financial condition, and the estimated fair market value of its book assets, liabilities and contingent liabilities;
      o Reviewed and compared the Fractional Share Consideration with the implied acquisition premiums paid in minority interest acquisitions;
      o Reviewed a recent precedent transaction in the Company's common stock;

Board of Directors
JB Oxford Holdings, Inc.
May 27, 2005
Page 2

      o Reviewed and discussed with representatives of the management of the Company, and their legal counsel, certain financial and operating information furnished by them, including financial analyses with respect to the business, operations and the potential legal liabilities of the Company;
      o Inquired about and discussed the Transaction and other matters related thereto with Company management and its Board of Directors; and
      o Performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial and other information and projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not made a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company. In addition, we have not attempted to confirm whether the Company has good title to its assets.

We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. We further assumed that the Transaction will be consummated substantially in accordance with the terms noted, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to the Company or the shareholders of the Company.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of May 27, 2005. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction, should such a vote be required. We do not express any opinion as to the underlying valuation or future performance of the Company or the price at which the Company's common stock would trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Transaction is fair, from a financial point of view, to the shareholders of the Company.

Board of Directors
JB Oxford Holdings, Inc.
May 27, 2005
Page 3

In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in filings made by the Company with the Securities and Exchange Commission if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.


Very truly yours,



Capitalink, L.C.

                                                                      APPENDIX C

                          NOTICE OF DISSENTERS' RIGHTS
    (Under Section 16-10a-1301 et seq. Utah Revised Business Corporation Act)

Proposed Action

      The Board of Directors of JB Oxford Holdings, Inc., a Utah corporation ("JBOH"), has adopted and approved a proposal to approve and adopt Articles of Amendment to its Articles of Incorporation providing for a one-for-100 reverse stock split of JBOH's common stock, and a cash payment in lieu of the issuance of any resulting fractional shares of common stock (the "Reverse Split"). The Reverse Split is subject to shareholder approval, and is more fully described in JBOH's Information Statement for its Special Meeting of shareholders, a copy of which is being furnished to you contemporaneously with the delivery of this Notice.

Shareholder Approval

      Under Section 16-10a-1003 of the Utah Revised Business Corporation Act (the "Act"), the Reverse Split requires the affirmative vote of a majority of the outstanding shares of common stock. Attached hereto is a Notice of Special Meeting of Shareholders and Information Statement relating to the Special Meeting for the purpose of approving the Reverse Split. The Board of Directors has recommended that shareholders vote "FOR" approval of the Reverse Split.

Dissenters' Rights

      The Board of Directors has granted "dissenters' rights" under Part 13 of the Act to shareholders of JBOH with respect to fractional shares resulting from the Reverse Split. A copy of Part 13 of the Act also is attached to the Information Statement.

      Generally, a shareholder may dissent from the Reverse Split and obtain cash payment of the fair value of any fractional share resulting from the Reverse Split in the event the Reverse Split is consummated. Fair value of the fractional share means the value of the fractional share immediately before the approval of the Reverse Split, excluding any appreciation or depreciation in anticipation of the Reverse Split.

      A shareholder who desires to exercise his or her dissenters' right, must:

      1. Cause JBOH to receive, before the shareholder vote is taken on the Reverse Split at the Special Meeting, written notice of his/her intent to demand payment for such shareholder's fractional share resulting from the Reverse Split if the Reverse Split is consummated; and

      2.    Not vote any of his/her shares in favor of the Reverse Split.

      Notice should be sent postage prepaid and addressed to JB Oxford Holdings, Inc., Attention: Corporate Secretary, 15165 Ventura Boulevard, Suite 330, Sherman Oaks, California 91403. Such notice should be sent by a method that will assure its delivery to the Company prior to the date of the Special Meeting. It is recommended that such notices be sent by registered mail or overnight courier so that you will have a record of the date of delivery to the Company.

      RIGHTS OF A DISSENTING SHAREHOLDER TO DEMAND PAYMENT ARE LOST IF THE DISSENTER VOTES IN FAVOR OF THE PROPOSAL OR FAILS TO GIVE WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AS ABOVE DESCRIBED.

      If the Reverse Split is effectuated over the dissent of a shareholder, a notice will be sent to the shareholder within ten (10) days after the approval of the Reverse Split by shareholders at the Special Meeting. That notice will state when and where written demand for payment must be sent and when certificates for pre-split shares must be deposited by the shareholder to effectuate the purchase of the fractional share from the dissenting shareholder.

      RIGHTS OF THE DISSENTER TO DEMAND PAYMENT MAY ALSO BE LOST IF THE DISSENTER FAILS TO TIMELY MAKE WRITTEN DEMAND FOR PAYMENT AFTER RECEIVING THE SUBSEQUENT NOTICE OF HOW TO MAKE WRITTEN DEMAND AND TENDER CERTIFICATES.

                                                                      APPENDIX D

                                 PART 13 OF THE
                      UTAH REVISED BUSINESS CORPORATION ACT

16-10a-1301. Definitions.

      For purposes of Part 13:

      (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (2) "Corporation means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

      (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

      (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

      (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

      (7) "shareholder" means the record shareholder or the beneficial shareholder.

History: C.1953, 16-10a-1301, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 138. 249 makes the act effective on July 1, 1992.

16-10a-1302. Right to dissent.

      (1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

            (a) consummation of a plan of merger to which the corporation is a party if:

                  (i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

                  (ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

            (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

            (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

            (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

      (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

      (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

            (a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

            (b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

            (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

      (4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

            (a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

            (b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

            (c) cash in lieu of fractional shares; or

            (d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

      (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

History: C.1953, 16-10a-1302, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 139. 249 makes the act effective on July 1, 1992.

16-10a-1303. Dissent by nominees and beneficial owners.

      (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

            (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

            (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

      (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement must be stated in the dissenters' notice given pursuant to Section 16-10a-1322.

History: C.1953, 16-10a-1303, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch.277, 140. 249 makes the act effective on July 1, 1992.

16-10a-1320. Notice of dissenters' rights.

      (1) If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

      (2) If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to
Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

History: C.1953, 16-10a-1320, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 141. 249 makes the act effective on July 1, 1992.

16-10a-1321. Demand for payment - Eligibility and notice of intent.

      (1) If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

            (a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

            (b) may not vote any of his shares in favor of the proposed action.

      (2) If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to
Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.

      (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

      (4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

History: C.1953, 16-10a-1321, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 142. 249 makes the act effective on July 1, 1992.

16-10a-1322. Dissenters' notice.

      (1) If proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.

      (2) The dissenters' notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:

            (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

            (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

            (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

            (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

            (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;

            (f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

            (g) be accompanied by a copy of this part.

History: C.1953, 16-10a-1322, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 143. 249 makes the act effective on July 1,1992.

16-10a-1323. Procedure to demand payment.

      (1) A shareholder who is given a dissenters' notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice:

            (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Section 16-10a-1322 (2) (d), duly completed, or may be stated in another writing;

            (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and

            (c) if required by the corporation in the dissenters notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302.

      (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.

      (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.

History: C.1953, 16-10a-1323, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 144. 249 makes the act effective on July 1, 1992.

16-10a-1324. Uncertificated shares.

      (1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

      (2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

History: C.1953, 16-10a-1324, Effective Dates. - Laws 1992, ch 277, enacted by
L.1992 ch. 277, 145. 249 makes the act effective on July 1, 1992.

16-10a-1325. Payment.

      (1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to
Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

      (2) Each payment made pursuant to Subsection (1) must be accompanied by:

            (a) (i) (A) the corporation's balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

                  (B) an income statement for that year;

                  (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

                  (D) the latest available interim financial statements, if any;

            (ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

      (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

      (c) a statement of the dissenter's right to demand payment under Section 16-10a-1328; and

      (d) a copy of this part.

History: C.1953, 16-10a-1325, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 146. 249 makes the act effective on July 1, 1992.

16-10a-1326. Failure to take action.

      (1) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

      (2) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters' notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

History: C.1953, 16-10a-1326, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 147. 249 makes the act effective on July 1, 1992.

16-10a-1327. Special provisions relating to shares acquired after announcement of proposed corporate action.

      (1) A corporation may, with the dissenters' notice given pursuant to
Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

      (2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

History: C.1953, 16-10a-1327, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 148. 249 makes the act effective on July 1, 1992.

16-10a-1328. Procedure for shareholder dissatisfied with payment or offer.

      (1) A dissenter who has not accepted an offer made by a corporation under
Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

            (a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

            (b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

            (c) the corporation, having failed to take the proposed corporate action creating dissenter's rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

      (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection
(1) within 30 days after the corporation made or offered payment for his shares.

History: C.1953, 16-10a-1328, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 149. 249 makes the act effective on July 1, 1992.

16-10a-1330. Judicial appraisal of shares - Court action.

      (1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

      (2) The corporation shall commence the proceeding described in Subsection
(1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

      (3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.

      (4) The jurisdiction of the court in which the proceedings is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

            (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

            (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

History: C.1953, 16-10a-1330, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 150. 249 makes the act effective on July 1, 1992.

16-10a-1331. Court costs and counsel fees.

      (1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

            (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

            (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

History: C.1953, 16-10a-1331, Effective Dates. - Laws 1992, ch 277, enacted by L.1992, ch. 277, 151. 249 makes the act effective on July 1, 1992.